UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FIRST COMMUNITY FINANCIAL CORPORATION
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[First Community Financial Corporation Logo]

First Community Financial Corporation

Two North Main Street

Mifflintown, PA 17059

March 9, 2012

Dear Shareholder,

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of First Community Financial Corporation to be held on Tuesday, April 10, 2012, beginning at 10:00 a.m. The meeting will be held at the Cedar Grove Brethren in Christ Church, located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania.

A notice of the annual meeting, proxy statement, proxy card and lunch reservation are enclosed. Please review this material and complete, sign, date and return the proxy card in the postage-paid envelope provided together with your lunch reservation, if applicable. It is important for you to return a properly completed proxy card whether or not you plan to attend the Annual Meeting to ensure that your vote is counted. Also, please review the enclosed annual report, which includes details of the success achieved by your company during 2011.

Thank you.

Sincerely,

Jody D. Graybill
President and CEO

[First Community Financial Corporation Logo]

First Community Financial Corporation

Two North Main Street

Mifflintown, Pennsylvania 17059

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of First Community Financial Corporation will be held on Tuesday, April 10, 2012, at 10:00 a.m., at the Cedar Grove Brethren in Christ Church, located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania, to consider and take action on the following matters:

1. Elect three directors to Class C for three year terms expiring in 2015;

2. To ratify the selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2012; and

3. Transact such other business as may properly come before the meeting.

Your Board of Directors recommends a vote “FOR” the election as directors to Class C of the three nominees listed in the enclosed proxy statement and “FOR” the ratification of the selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

This notice of annual meeting of shareholders, proxy statement, proxy card and annual report are first being mailed to Shareholders on or about March 9, 2012. We encourage you to read the proxy statement and annual report carefully.

Jody D. Graybill
President and CEO

Mifflintown, Pennsylvania

March 9, 2012

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 10, 2012. This Notice, the Proxy Statement, Proxy Card and our Annual Report are available at: http://www.fcfcmiff.com.

(i)

(ii)

FIRST COMMUNITY FINANCIAL CORPORATION

Two North Main Street

Mifflintown, Pennsylvania 17059

PROXY STATEMENT

Annual Meeting Information

This proxy statement contains information about the Annual Meeting of Shareholders of First Community Financial Corporation to be held Tuesday, April 10, 2012, beginning at 10:00 a.m., at the Cedar Grove Brethren in Christ Church, located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania. The proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting and at any adjournments or postponements of the meeting. It is being mailed to shareholders on or about March 9, 2012.

Who is entitled to vote?

Shareholders owning Company common stock on March 1, 2012 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On March 1, 2012 there were 1,407,870 shares of common stock outstanding.

On what am I voting?

You will be asked to elect three directors to Class C for three year terms expiring in 2015. You will also be asked to ratify the selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be properly presented at the meeting, it is intended that the shares represented by proxies will be voted in accordance with the recommendation of Company management on any matters for which the persons voting such proxies have authority to vote.

How does the Board of Directors recommend I vote in the election of directors?

The Board of Directors recommends a vote “FOR” the election of each of the three nominees as directors to Class C and “FOR” the ratification of the selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

How do I vote?

Sign and date each proxy card you receive and return it in the postage-paid envelope provided. If you sign your proxy card but do not mark your choices, the proxy voters will vote “FOR” the three persons nominated for election as directors to Class C and “FOR” the ratification of the selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation addressed to the Secretary, First Community Financial Corporation, Two North Main Street, Mifflintown, Pennsylvania 17059, submit another properly signed proxy card with a more recent date, or vote in person at the meeting.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law, broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.

What vote is required to approve the proposals?

The three (3) nominees for election to the board of directors receiving the highest number of votes cast by shareholders entitled to vote at the meeting will be elected. “Withhold” votes will have the effect of a vote against the election of directors. Abstentions and broker non-votes will have no effect on the election of directors. Cumulative voting does not exist in the election of directors. Each share of Company common stock is entitled to cast one vote for each nominee. For example, if a shareholder owns ten shares of common stock, he or she may cast up to ten votes for each of the three nominees to be elected.

Approval of the ratification of the selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2012 requires the affirmative vote of a majority of the shares present at the meeting, in person or by proxy. Abstentions and broker non-votes that are counted only for purposes of determining a quorum will have the effect of a vote against this proposal.

Who will count the vote?

The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the Annual Meeting.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the Company’s By-laws as described below. Under applicable SEC rules, proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than November 9, 2012. All such proposals should be addressed to the Secretary of the Company.

The Company’s By-laws specify procedures by which shareholders may nominate candidates for election to the Board of Directors, as described on pages 6 and 7 of this proxy statement.

The Company’s By-laws also specify procedures by which shareholders may bring business before an annual meeting of shareholders. In order to be considered timely, a shareholder must deliver written notice, containing the information specified by the By-laws, to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting. In connection with the annual meeting anticipated to be held in 2013, such notices would have to be received by the Secretary not before January 9, 2013 nor later than February 8, 2013.

How are proxies being solicited?

In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of common stock held by such persons and will be reimbursed by the Company for their expenses. The cost of soliciting proxies for the Annual Meeting will be borne by the Company.

Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 10, 2012. This proxy statement, the enclosed proxy card and our 2011 Annual Report are available at http://www.fcfcmiff.com.

Share Ownership of Certain Beneficial Owners

The Company does not know of any person who beneficially owned more than 5% of the Company’s common stock on March 1, 2012, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class

JMD Partners, L.P.	142,304	(1)	10.11%
3190 Galloway Drive
San Diego, CA 92122

Frank L. Wright	100,000		7.10%
4110 McIntosh Road
Harrisburg, PA 17112

The First National Bank of	122,312	(2)	8.69%
Mifflintown Trust Department
Two North Main Street
Mifflintown, PA 17059

(1)

Jane Doty Ferrier, as Trustee of the Ferrier Family Trust 2 (fbo Jane Doty Ferrier), which is the general partner of JMD Partners, L.P. and, as the holder of a 0.58% general partnership interest and an 89.31% limited partnership interest in JMD Partners, L.P., has sole voting power and sole dispositive power with respect to the shares held of record by JMD Partners, L.P. and, therefore, may be deemed a beneficial owner of such shares.

(2)

Shares held by The First National Bank of Mifflintown Trust Department by way of its nominee MIFFCO as fiduciary for certain trusts, estates, agency and other fiduciary accounts that beneficially own the shares. The Bank has sole voting authority as to 59,917 of these shares. Subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, the Bank may vote shares as to which it has sole voting power in what it reasonably believes to be in the best interest of the respective trust, estate, agency or other fiduciary account for which it holds such shares. The Bank intends to vote these shares FOR the election of the three nominees identified in this proxy statement and FOR the ratification of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2012. The Bank does not have the right to vote the remaining 62,395 shares and disclaims beneficial ownership of such shares.

Share Ownership of Management

The following table shows the number of shares of Company common stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 18, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 1, 2012. Except as otherwise indicated, the named person possesses sole voting power and sole investment power with respect to the shares shown in the table.

Name	Common Stock Beneficially Owned		Percentage of Class (1)

Nancy S. Bratton	10,640	(2)	—
Daniel B. Brown	4,800		—
Jody D. Graybill	4,480	(3)	—
John P. Henry, III	5,914	(4)	—
Samuel G. Kint	25,629	(5)	1.82%
K. Lee Hopkins	—		—
Richard R. Leitzel	1,840	(6)	—
David M. McMillen	6,312	(7)	—
Charles C. Saner	3,004	(8)	—
Roger Shallenberger	50,000	(9)	3.55%
Lowell M. Shearer	44,480	(10)	3.16%
David L. Swartz	3,178	(11)	—
Frank L. Wright	100,000		7.10%
Directors, nominees and executive officers as a group (16 persons including those named above)	261,605		18.58%

(1)	Less than 1% unless otherwise noted.
(2)	Shares held jointly with spouse.
(3)	Includes 4,280 shares held jointly with spouse and 200 shares held as custodian for minor children.
(4)

Includes 5,044 shares held jointly with spouse, 80 shares held jointly with spouse and children, 790 shares held in a self-directed IRA account, and 1,530 shares held by Mr. Henry which are pledged as security for a loan.

(5)	Includes 429 shares held in the name of spouse and 20,500 shares held by Mr. Kint which are pledged as security for a loan.
(6)	Shares held in a self-directed IRA account.
(7)	Includes 5,095 shares held jointly with spouse and 1,000 shares held in trust.
(8)	Includes 1,404 shares held jointly with spouse.
(9)	Includes 25,000 shares held in the name of spouse.
(10)	Includes 80 shares held in the name of spouse.
(11)	Shares held jointly with spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on our records, we believe that during 2011 our directors and executive officers timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended.

PROPOSAL 1 –

ELECTION OF DIRECTORS

Board of Directors

The By-laws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three year term of office. At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected. At the Annual Meeting the shareholders will be asked to elect three directors to Class C to serve until the annual meeting of shareholders in 2015 or until their successors are elected.

Nominees for Election

The Board of Directors has nominated the following persons for election as directors to Class C:

Roger Shallenberger

Lowell M. Shearer

David L. Swartz

Each of the nominees is presently serving as a director of the Company and of The First National Bank of Mifflintown, the wholly owned bank subsidiary of the Company (the “Bank”).

Your shares of Company common stock represented by your proxy will be voted “FOR” the election of the three named nominees unless you mark the proxy card to withhold authority to vote for one or more of the nominees. If one or more of the nominees is unable or unwilling to serve as a director, the proxy voters will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. Each nominee has expressed a willingness to serve if elected.

The Board of Directors recommends a vote “FOR” the election of the three nominees as directors to Class C.

Nominating Process

Nominations by the Board of Directors. The Company’s Board of Directors does not have a standing nominating committee. The Bank’s Executive Committee, however, reviews the qualifications of and makes recommendations to the Board of Directors regarding potential candidates to be nominated for election to the Board of Directors. The Executive Committee does not have a charter.

The Bank maintains separate advisory boards in connection with each of the communities in which the Bank maintains branch offices. Members of the advisory boards are appointed by the Bank’s Board of Directors upon recommendation by the Bank’s Executive Committee. Persons appointed to the advisory boards have tended to be shareholders, customers with significant banking relationships with the Bank, and influential business and community leaders. Service on an advisory board provides advisory board members with the opportunity to demonstrate, and the Board of Directors with the opportunity to observe and evaluate, the qualities described below that are typically considered by the Board of Directors in candidates for director.

The Company’s By-laws require that a director be a natural person of full age, a Pennsylvania resident, and owner of at least 500 shares of the Company’s common stock. The By-laws further provide that no person who is 72 years of age or older at the time of the meeting at which he or she is to be elected may be elected a director.

In addition to the requirements in the By-laws, the Board of Directors has adopted a policy that, to be recommended for director by the Board of Directors, a candidate must own at least 1,000 shares of the Company’s common stock and commit to owning at least

5,000 shares of the Company’s common stock (or such other number of shares representing an investment of at least $100,000) within five years of their selection as a director. Additionally, the Board of Directors seeks to create a Board that is, as a whole, strong in its collective knowledge of and diversity of skills and experience with respect to, the business of banking and the communities and markets in which the Bank competes, together with demonstrated qualities exhibiting leadership, vision and business judgment. When the Board of Directors considers a new candidate, it looks at the candidate’s qualifications in light of the needs of the Board of Directors and the Company at that time, including independence. Among other attributes considered by the Board of Directors are:

•	the highest ethical standards and integrity;

•	a willingness to act and be accountable for Board decisions;

•	an ability to provide wise, informed and thoughtful counsel to management on a range of issues;

•	a history of achievement; and

•	loyalty and commitment to the success of the Company.

Shareholder Nominations. Shareholders also may nominate candidates for election to the Board of Directors by following certain specified procedures set forth in the Company’s By-laws. In order to make such a nomination, the By-laws require that a shareholder must be entitled to vote in the election of Directors at the relevant meeting and be a shareholder of record on both the record date for and the date of the meeting.

A nominating shareholder must notify the Secretary of the Company of a nomination, in writing, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. In the event, however, that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding meeting, then written notice by a nominating shareholder must be given to the Secretary of the Company no later than the 10th day following the day on which notice of the date of the annual meeting was mailed by the Company to shareholders.

The nominating shareholder’s notice must contain, to the extent known by the nominating shareholder:

•	the name and address of each proposed nominee;

•	the age of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the number of shares of the Company owned by each proposed nominee;

•	the total number of shares that to the knowledge of the nominating shareholder will be voted for each proposed nominee;

•	the name and residence address of the nominating shareholder; and

•	the number of shares of the Company owned by the nominating shareholder.

The Executive Committee evaluates nominees recommended by shareholders in the same manner it evaluates other nominees as described above.

Biographical Summaries of Nominees and Directors

We provide below information as of the date of this proxy statement about each nominee and director of the Company and the Bank. The information includes information each director has given us about his/her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that he should serve as a director, we also believe that all of our directors and nominees have demonstrated good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.

NOMINEES FOR CLASS C DIRECTORS – TERM EXPIRES 2015

Roger Shallenberger (1) (2)

Director since: 1988

Age: 64

Principal Occupation, Business Experience, Public and Investment Company Directorships: Mr. Shallenberger is President of KSM Enterprises, Inc., which was founded in 1976. Mr. Shallenberger was appointed a director on April 12, 1988, and has served as Vice Chairman of the Board of Directors of the Company and the Bank since April 2001. We believe Mr. Shallenberger’s qualifications to serve as a director of the Company and the Bank include his experience as a member of the audit, executive and various other committees of the Bank and his experience as the President of a successful privately held business.

Lowell M. Shearer (2)

Director since: 1997

Age: 65

Principal Occupation, Business Experience, Public and Investment Company Directorships: Mr. Shearer is retired from his self-employed business of logging, timbering and log hauling. Mr. Shearer was appointed a director on September 9, 1997, and has served as Secretary of the Company and the Bank since April 2001. We believe Mr. Shearer’s qualifications to serve as a director of the Company and the Bank include his experience as a member of the executive and various other committees of the Bank and his years of experience as a local business owner.

David L. Swartz (1)

Director since: 2007

Age: 51

Principal Occupation, Business Experience, Public and Investment Company Directorships: Mr. Swartz is the District Director and Senior Dairy Educator for Penn State Cooperative Extension in Perry and Cumberland Counties. Mr. Swartz was initially appointed to the West Perry Advisory Board in 2001 and was appointed a director on August 14, 2007. We believe Mr. Swartz’s qualifications to serve as a director of the Company and the Bank include his experience as a member of the audit and various other committees of the Bank, his community and professional leadership experience and his financial and management expertise in the agricultural community.

CLASS A DIRECTORS – TERM EXPIRES 2013

Daniel B. Brown (3)

Director since: 2011

Age: 52

Principal Occupation, Business Experience, Public and Investment Company Directorships: Mr. Brown is the fifth generation President and Owner of Brown Funeral Homes, Inc. since 1989. Mr. Brown was initially appointed to the Fermanagh Advisory Board in 1993 and was appointed a director on December 13, 2011. We believe Mr. Brown’s qualifications to serve as a director of the Company and the Bank include his experience as a local business owner and entrepreneur, as well as his strategic and management expertise.

John P. Henry, III (1) (2)

Director since: 2001

Age: 58

Principal Occupation, Business Experience, Public and Investment Company Directorships: Mr. Henry has been the Vice President of JPH Enterprises, LLC since April 2006. Prior to that, Mr. Henry was Project Manager, Owner and Vice President of PHE Mechanical Systems, Inc. Mr. Henry was initially appointed to the Port Royal Advisory Board in 1989 and was appointed a director on June 6, 2001, and has served as Chairman of the Board of Directors of the Company and the Bank since April 2008. We believe Mr. Henry’s qualifications to serve as a director of the Company and the Bank include his experience as a member of the audit, executive and various other committees of the Bank, as well as his experience as a local business owner and entrepreneur.

Frank L. Wright (1)

Director since: 1993

Age: 71

Principal Occupation, Business Experience, Public and Investment Company Directorships: Mr. Wright is an attorney-at-law in Harrisburg, PA. Mr. Wright was appointed a director on August 10, 1993. We believe Mr. Wright’s qualifications to serve as a director of the Company and the Bank include his experience as a member of the audit and various other committees of the Bank, his experience as an attorney and his knowledge of various laws and regulations affecting the banking industry.

CLASS B DIRECTORS – TERM EXPIRES 2014

Nancy S. Bratton (1)

Director since: 2001

Age: 70

Principal Occupation, Business Experience, Public and Investment Company Directorships: Mrs. Bratton is the Owner of Bratton Insurance, Inc. of Millerstown and Mifflintown. Mrs. Bratton was initially appointed to the West Perry Advisory Board in 1993 and was appointed a director on June 6, 2001. We believe Mrs. Bratton’s qualifications to serve as a director of the Company and the Bank include her experience as a member of the audit and various other committees of the Bank and her knowledge and understanding of the banking and insurance industry, as well as her experience as a local business owner and entrepreneur.

Jody D. Graybill (2)

Director since: 2006

Age: 47

Principal Occupation, Business Experience, Public and Investment Company Directorships: Mr. Graybill is President and CEO of the Company and the Bank since November 9, 2010 and President of the Company and the Bank since January 4, 2006. Prior to that, Mr. Graybill was Vice President and Trust and Financial Services Division Manager of the Bank from 1995 through January 3, 2006. Mr. Graybill was appointed a director on January 10, 2006. We believe Mr. Graybill’s qualifications to serve as a director of the Company and the Bank include his experience as a member of the executive and various other committees of the Bank, his Bachelor of Science degree in Finance and his 24 years of banking experience, as well as his strategic, executive leadership and management expertise.

David M. McMillen

Director since: 2009

Age: 57

Principal Occupation, Business Experience, Public and Investment Company Directorships: Mr. McMillen is the owner of David McMillen Custom Contracting, Inc. of Loysville. Mr. McMillen was initially appointed to the West Perry Advisory Board in 2007 and was appointed a director on May 12, 2009. We believe Mr. McMillen’s qualifications to serve as a director of the Company and the Bank include his over 25 years of experience as a local business owner and entrepreneur.

Charles C. Saner (1)

Director since: 1997

Age: 67

Principal Occupation, Business Experience, Public and Investment Company Directorships: Mr. Saner is a retired dairy farmer. Mr. Saner was initially appointed to the Port Royal Advisory Board in 1986 and was appointed a director on September 9, 1997. We believe Mr. Saner’s qualifications to serve as a director of the Company and the Bank include his experience as a member of the audit and various other committees of the Bank and his knowledge and understanding of the banking industry, as well as his experience as a local business owner.

(1)	Member of the Audit Committee of the Bank.
(2)	Member of the Executive Committee of the Bank.
(3)	Appointed to the Board of Directors on December 13, 2011.

Director Independence

The Board of Directors has determined that each director, other than Mr. Graybill, is independent as determined in accordance with the independence standards of the NASDAQ Stock Market. In determining the directors’ independence, in addition to matters disclosed under “Transactions with Management” below, the Board of Directors considered each director’s beneficial ownership of Company common stock, loan transactions between the Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

Except with respect to Mr. Graybill, in each case, the Board determined that none of the transactions impaired the independence of the director. For more information, please refer to “Transactions with Management” on page 14.

Shareholder Communications with the Board of Directors

The Company does not have a formal process for shareholders to send communications to the Board of Directors. Any shareholder may write to the Company, or to one or more of the directors, at the Company’s address. The Company will forward all such communications, without prior review, to the persons to whom the communications are directed.

Board Committees, Leadership Structure and Meeting Attendance

The Board attempts to ensure that thorough, open and honest discussions take place at all Board and committee meetings, and that all of the directors are sufficiently informed about each matter that arises so that appropriate action may be taken. Mr. Henry, an independent director, serves as Chairman of the Board. In that role, Mr. Henry acts as the leader and facilitator of Board meetings.

During 2011 the Board of Directors of the Company met 13 times and the Board of Directors of the Bank met 16 times. The Board of Directors of the Company does not have, but the Board of Directors of the Bank does have, an Executive Committee and an Audit Committee. During 2011 all of the directors of the Company and the Bank attended at least 75% of all meetings of the respective Boards and Committees on which they served. In addition, although the Company does not have a formal policy regarding the attendance by directors at the Annual Meeting of Shareholders, it is generally expected that each director will attend. The Board of Directors has also adopted a resolution providing that if a member of the Board of Directors, or a member of one of the Bank’s advisory boards, does not attend the Annual Meeting of Shareholders, such director or advisory board member will forfeit his or her monthly director fee for the month in which the Annual Meeting was held. All of the Company’s directors attended the Annual Meeting of Shareholders in 2011.

Executive Committee. The Executive Committee of the Bank’s Board of Directors acts on matters between regular meetings of the Board of Directors. The Executive Committee also makes recommendations regarding compensation to the Board of Directors and reviews the qualifications of and makes recommendations to the Board of Directors regarding potential candidates to be nominated for election to the Board of Directors. The Company did not retain a compensation consultant during 2011. When acting in the capacity of compensation committee, the duties of the Executive Committee are as follows: to establish the compensation of officers and employees of the Company and Bank; to examine periodically the compensation structure of the Company; and to supervise welfare, pension and other compensation plans of the Bank and the Company. Mr. Graybill does not participate in the establishment of his compensation.

The Executive Committee met four (4) times during 2011. The members of the Executive Committee were Jody D. Graybill, John P. Henry III, Roger Shallenberger and Lowell M. Shearer. Messrs. Henry, Shallenberger and Shearer are considered independent directors in accordance with the independence standards of the NASDAQ Stock Market. Although they hold offices of the Company and the Bank, the Board of Directors has determined that Messrs. Henry, Shallenberger and Shearer are independent because they hold such offices in their capacities as directors and because they do not, except as directors, perform a policy making function, and are not otherwise in charge of a principal business unit, division or function of the Company or the Bank. As the current president and CEO of the Company, Mr. Graybill is not an independent director.

Audit Committee. The Audit Committee of the Bank’s Board of Directors is responsible for providing independent oversight of both the Bank’s and the Company’s accounting functions and internal controls. The Audit Committee monitors the preparation of quarterly and annual financial reports by Bank and Company management, including holding discussions with management and the Company’s independent auditors about key accounting and reporting matters. The Audit Committee also is responsible for matters concerning the relationships between the Company and the Bank, on the one hand, and its independent auditors, on the other hand, including recommending their appointment or removal; reviewing the scope of their audit services and related fees as well as other services they provide to the Company and the Bank; and determining whether the independent auditors are “independent.” In addition, the Audit Committee oversees management’s implementation of internal control systems including reviewing policies relating to legal and regulatory compliance, ethics and conflicts of interest; and reviewing the activities and recommendations of the Company’s and the Bank’s internal auditing program. The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Committee has not delegated this authority or responsibility to any person or persons. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available online at http://www.fcfcmiff.com.

The Audit Committee met four (4) times in 2011. The members of the Audit Committee were Nancy S. Bratton, John P. Henry, III, Charles C. Saner, Roger Shallenberger, David L. Swartz and Frank L. Wright, each of whom is considered independent in accordance with the independence standards of the NASDAQ Stock Market.

The Board of Directors has determined that Mr. Wright is an “audit committee financial expert” as defined in Securities and Exchange Commission Regulation S-K, by reason that, based upon Mr. Wright’s undergraduate degree in Business Administration and his experience as an attorney-at-law, investor and Director of the Company and the Bank, he has: an understanding of generally accepted accounting principles and financial statements; the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; an understanding of internal controls and procedures for financial reporting; an understanding of audit committee functions; and experience analyzing and evaluating financial statements presenting a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2011. The Audit Committee also has discussed with Smith Elliott Kearns & Company, LLC (“SEK”), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), and received from SEK the written disclosures and letter required by the Public Company Accounting Oversight Board Rule 3526 (communication with audit committees concerning independence) and has discussed with SEK that firm’s independence. In that regard, the Audit Committee has considered whether the provision by SEK of certain limited services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

Current Audit Committee:

Nancy S. Bratton

John P. Henry, III

Charles C. Saner

Roger Shallenberger

David L. Swartz

Frank L. Wright

Transactions with Management

During 2011, some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated had banking transactions in the ordinary course of business with the Bank and may be expected to have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

During 2011 the Bank began construction on its Newport Branch, which opened in January 2012. The general contractor for the project was David McMillen Custom Contracting, Inc. The owner of the general contractor is David M. McMillen, a director of the Company and the Bank. The completed project is expected to cost approximately $2.1 million. David McMillen Custom Contracting, Inc. was compensated $191,629 in its role as the project’s general contractor. The Bank performed an evaluation which confirmed that the terms of the project, including the compensation to be paid to David McMillen Custom Contracting, Inc., which was negotiated on an “arms length basis,” were consistent with market terms, and concluded that such terms were at least as favorable to the Bank as could have been obtained in a transaction with an unaffiliated third party, and the transaction was approved by a majority of the disinterested directors.

Pursuant to a written policy adopted by the Board of Directors, any business dealing between the Bank and a director of the Bank or any entity controlled by a director of the Bank, other than a loan, deposit, trust service or other product or service provided by the Bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested directors. In considering a proposed transaction with management, the disinterested directors shall reasonably determine whether the proposed transaction would be in the best interest of the Bank and on terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.

Compensation of Directors

The following table sets forth compensation received by directors of the Company in 2011.

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (2)	Total ($)
Nancy S. Bratton	16,670	12,972	29,642
Daniel B. Brown (3)	—	4,440	4,440
John P. Henry, III (4)	36,095	4,131	40,226
Samuel G. Kint	15,465	20,827	36,292
David M. McMillen	12,840	1,729	14,569
Charles C. Saner	16,425	6,710	23,135
Roger Shallenberger (5)	16,005	5,021	21,026
Lowell M. Shearer	14,620	5,837	20,457
David L. Swartz	15,465	1,367	16,832
Frank L. Wright	15,470	—	15,470

(1)	Fees received by Jody D. Graybill for services as a director are disclosed in the Summary Compensation Table.
(2)	Includes amounts credited to a participating director’s retirement account under a Director Revenue Neutral Retirement Agreement.
(3)	Mr. Brown was appointed in December 2011 and received no director’s fees in 2011. The other compensation paid to Mr. Brown was for his participation as an advisory board member in 2011.
(4)	Includes $14,400 paid for service as the non-employee Chairman of the Board of Directors.
(5)	Includes $900 paid for service as the non-employee Vice Chairman of the Board of Directors.

Each director of the Company receives a monthly fee of $850, provided that a director who does not attend the Annual Meeting or is absent from more than one meeting of the Board of Directors will forfeit the monthly fee for the month in which he or she fails to attend such meeting. Each non-employee director receives $240 for each committee meeting attended. As the non-employee Chairman of the Board of Directors during 2011, Mr. Henry received an additional annual stipend of $14,400 and as the non-employee Vice Chairman of the Board of Directors, Mr. Shallenberger received an additional annual stipend of $900 during 2011.

Agreements with Directors

The Bank has entered into Director Deferred Fee Agreements with directors Bratton, Graybill, Henry, Kint, and Shallenberger and has established Director Revenue Neutral Retirement Agreements and a Directors Split Dollar Life Insurance Program in which all non-employee directors, except for Mr. Wright, participate. The purpose of each of these programs or plans is to make certain retirement benefits available to the directors who participate.

Deferred Fee Agreements. Pursuant to the Director Deferred Fee Agreements, a participating director may defer payment of all or a specified portion of his or her director’s fees. The Bank will establish a deferral account for each participating director on its books. Interest will be credited on the deferral account at an annual rate equal to the December average of the 10-year Treasury rate for the prior plan year plus one percent, compounded monthly. While deferred fees are 100% vested upon deferral, interest credited to the deferral account is subject to forfeiture upon the occurrence of certain delineated events.

Benefits are funded solely out of the Bank’s general assets and are payable upon retirement, early termination, disability, death or the occurrence of a change in control of the Company or the Bank. Generally, benefits are payable in 120 equal monthly installments, each in an amount equal to 120th of the balance of the participating director’s deferral account, following the occurrence of an aforementioned trigger event. Since no “above market” rates are earned on any deferred fees, earnings on those deferrals are not shown in the Director Compensation Table.

Director Revenue Neutral Retirement Agreements. Pursuant to the Director Revenue Neutral Retirement Agreements, which were amended in 2011, the Bank has agreed to pay certain benefits to a participating director upon the occurrence of certain events. Pursuant to the original agreements between the Bank and each of the participating directors, the Bank agreed to pay certain benefits to such director upon his death, normal retirement after age seventy-two (72) with ten (10) years of service, or his separation from service (as defined in the agreement) following the occurrence of a change in control of the Bank.

As amended, the amount of the normal retirement benefit is now equal to the greater of (i) thirty percent (30%) of the final three (3) calendar year average annual board of director fees and (ii) the director’s highest projected annual benefit amount under the original agreement (prior to the amendment), determined as of October 31, 2011 and is payable in the event of a separation from service following the normal retirement date or a separation from service within twenty-four (24) months following a change in control of the Bank. Such amounts are payable either in thirteen (13) equal annual installments or annually for the lifetime of the director, whichever is greater.

The amendment also added a new benefit in the event of a disability, and provides that if a director becomes disabled (as defined in the amendment) prior to a separation from service or the normal retirement date, the Bank shall pay the director thirty percent (30%) of the final three (3) calendar year average annual board of director fees in thirteen (13) equal annual installments.

The amendment also modified the benefit payable in the event of death, and provides that in such event the Bank shall pay to the director’s beneficiary a benefit equal to the accrued liability balance as of the month ending immediately prior to the director’s death. Such benefit is payable in a lump sum within sixty (60) days following the director’s death.

Information about Executive Officers

The following identifies each of the executive officers of the Company and the Bank, their age as of March 1, 2012, the position they currently hold and their professional experience during the prior five years.

Jody D. Graybill – age 47; President and CEO of the Company and the Bank since November 9, 2010; President of the Company and the Bank since January 4, 2006.

K. Lee Hopkins – age 69; Senior Vice President and Chief Lending Officer of the Bank since December 2006; Vice President and Commercial Loan Officer from September 2005 through December 2006.

Kimberly A. Benner – age 51; Vice President and Trust and Financial Services Division Manager of the Bank since May 2008; 1988 – 2008 Vice President and Regional Trust Manager, FNB of PA.

Matthew J. Ford – age 42; Vice President and Chief Risk Officer of the Bank since October 2011; 2009 – 2011 Financial Institutions Examiner, Pennsylvania Dept. of Banking; 2007 – 2009 Vice President and Controller, Rex Energy Corporation.

Richard R. Leitzel – age 56; Treasurer of the Company and Vice President and Chief Financial Officer of the Bank since 1999.

Timothy P. Stayer – age 59; Vice President of Marketing and Community Banking Services Division Manager of the Bank since 1995.

Executive Compensation Tables

The following table sets forth information as to the compensation paid or accrued by the Bank for the years ended December 31, 2011 and 2010 for services rendered in all capacities by the Company’s President and Chief Executive Officer and the two most highly compensated executive officers of the Company other than the Chief Executive Officer who were serving at December 31, 2011 and who received total compensation in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (See Table Below)	Total ($)

Jody D. Graybill, President and CEO (Principal Executive Officer)	2011	161,623	28,058	17,476	21,066	228,223
	2010	151,050	20,210	6,208	19,395	196,863

Richard R. Leitzel, Vice President and Treasurer (Principal Financial Officer)	2011	123,872	21,504	27,446	8,104	180,926
	2010	120,264	16,091	16,463	7,483	160,301

K. Lee Hopkins, Senior Vice President and Credit Services Division Manager	2011	119,203	20,694	—	9,638	149,535
	2010	115,731	15,485	—	8,587	139,803

The compensation represented by the amounts for 2011 and 2010 set forth in the All Other Compensation column are detailed in the following table.

All Other Compensation Table

Name	Year	Insurance Premiums ($)	Company Contributions to 401(k) Plan ($)	Cash Fees for Services as Director ($)	Total ($)

Jody D. Graybill	2011	562	10,304	10,200	21,066
	2010	304	9,191	9,900	19,395

Richard R. Leitzel	2011	808	7,296	—	8,104
	2010	763	6,720	—	7,483

K. Lee Hopkins	2011	1,497	8,141	—	9,638
	2010	1,441	7,146	—	8,587

The Bank maintains a 401(k) plan for the benefit of eligible employees. Employer contributions include a matching of a portion of employee contributions and a discretionary contribution determined each year by the Board of Directors. The Bank’s contribution on behalf of all of the participants may not be in excess of the maximum amount deductible for tax purposes under Section 404(a) of the Internal Revenue Code of 1986, as amended. In general, this amount cannot be more than fifteen percent (15%) of the compensation otherwise paid during the taxable year to all employees under the profit sharing plan, unless catch-up contributions apply.

The Bank previously entered into salary continuation agreements with Messrs. Graybill and Leitzel providing for the payment of an annual benefit in the event of the executive officer’s separation from service (as defined in the agreement) under certain circumstances. The parties agreed to amend the agreements in 2010 to increase the annual benefit payable upon normal retirement and death to $56,000 and $43,000 for

Mr. Graybill and Mr. Leitzel, respectively, and to increase the amount of the annual benefit payable in the event of a separation from service resulting from early retirement or the occurrence of the disability of the executive officer, or the executive officer’s separation from service within twenty-four (24) months after a change in control of the Bank.

The annual benefit payable to Mr. Graybill in connection with his early retirement, disability or a separation from service following a change in control ranges from $37,697 to $56,000, $9,875 to $56,000, and $3,105 to $56,000, respectively. The annual benefit payable to Mr. Leitzel in connection with his early retirement, disability or a separation from service following a change in control ranges from $13,185 to $43,000, $13,185 to $43,000, and $7,283 to $43,000, respectively.

In each case, the amount of the annual benefit is determined in accordance with a vesting schedule attached to the applicable agreement and is to be paid for a term of fifteen (15) years.

An intended purpose of the salary continuation agreements is to provide an incentive to such persons to continue in the employ of the Bank. The agreements also provide that, except in the case of a change of control, no benefits shall be paid to an executive if the executive engages in or becomes interested in a business that is competitive with the business of the Bank.

The Bank also maintains an Officer Group Term Replacement Plan for the benefit of certain current and former officers, including Messrs. Graybill and Leitzel. This Plan provides participating officers with a life insurance benefit equal to two times current salary, but not in excess of a certain predetermined amount. The benefit for Mr. Graybill is capped at $650,000, and $294,000 for Mr. Leitzel.

Potential Payments Upon Termination

The named executive officers do not have employment, severance or change-in-control agreements with the Company; however, Messrs. Graybill and Leitzel are each a party to a salary continuation agreement which provides for the payment of certain benefits in the event of a termination of such executive’s employment following a change in control, as more fully described above.

PROPOSAL 2 –

RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Smith Elliott Kearns & Company, LLC to act as the Company’s independent auditors for the year ending December 31, 2012. The Board of Directors proposes that the shareholders ratify this selection.

The Board of Directors recommends a vote “FOR” the ratification of the selection of Smith Elliott Kearns & Company, LLC as the Company’s independent auditors for the year ending December 31, 2012.

Independent Certified Public Accountants

Aggregate fees billed by Smith Elliott Kearns & Company, LLC, the independent registered public accounting firm for the Company for services rendered in the aggregate for the years ended December 31, 2011 and December 31, 2010 were as follows:

	2011	2010
Audit Fees	$66,435	$64,500
Audit Related Fees	725	2,775
Tax Fees	7,150	6,950
All Other Fees	—	—

TOTAL	$74,310	$74,225

Audit Fees for 2011 and 2010 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year-end audit of the consolidated financial statements, including review of the Company’s Annual Report on Form 10-K and review and consent of documents filed with the SEC.

Audit-related fees include reviews, analysis and consultations in regard to certain accounting transactions.

Tax Fees for 2011 and 2010 were for services related to tax compliance and planning.

None of the services described above was approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

Changes in and Disagreements with Accountants in Accounting and Financial Disclosure

Dismissal and Engagement of Independent Registered Public Accounting Firm

On April 15, 2010, the Board of Directors of the Company determined not to renew its engagement of ParenteBeard LLC as the Company’s independent registered public accounting firm (“auditors”) for the fiscal year ending December 31, 2010 and dismissed them as the Company’s auditors. On that date, the Board of Directors of the Company approved the engagement of Smith Elliott Kearns & Company, LLC (“SEK”) as the Company’s auditors for the fiscal year ending December 31, 2010.

On October 1, 2009, Beard Miller Company LLP (“Beard”), the Company’s auditors for the fiscal year ended December 31, 2008, merged with Parente Randolph

LLC, a registered independent public accounting firm, to form the registered independent public accounting firm of ParenteBeard LLC (“ParenteBeard”). ParenteBeard’s and Beard’s audit reports regarding the Company’s financial statements for the fiscal years ended December 31, 2009 and 2008, respectively, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2009 and 2008, and during the interim period from the end of the most recently completed fiscal year through April 15, 2010, the date of dismissal, there were no disagreements with ParenteBeard or Beard, respectively, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of ParenteBeard or Beard, as applicable, would have caused it to make reference to such disagreement in its reports, except as described in the following two paragraphs.

At December 31, 2009, the Company had a $2,305,000 commercial real estate loan that was modified in troubled debt restructurings. Subsequent to December 31, 2009, the Company received additional information on the financial condition of this borrower. During discussions between Company management and ParenteBeard related to the audit of the Company’s financials for the year ended December 31, 2009, ParenteBeard informed Company management that it believed that the subsequent event constituted a Type I Subsequent Event under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 855 previously known as FASB Statement No. 165 (Subsequent Events) and (referred to herein as “ASC 855”) requiring the Company to increase its provision for loan losses as of December 31, 2009. After review, management expressed its belief that the receipt of the aforementioned information constituted, at most, a Type II Subsequent Event under ASC 855, which would not require an increase in the Company’s provision for loan losses as of December 31, 2009.

On March 9, 2010, this disagreement in the proper application of ASC 855 to the subject loan was discussed in a meeting of the Board of Directors after which the accounting issue was resolved to ParenteBeard’s satisfaction through an increase in the Company’s provision for loan losses by $500,000 as of December 31, 2009, bringing the total reserve allocation for this credit to approximately $1,000,000 as of December 31, 2009. The Company has authorized ParenteBeard to respond fully to the inquiries of SEK, as successor auditor, regarding such disagreement.

Pursuant to Item 304(a)(3) of Regulation S-K, the Company provided ParenteBeard with a copy of the above disclosures and requested that ParenteBeard furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter received from ParenteBeard, dated April 22, 2010, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K/A filed on April 23, 2010.

Prior to engaging SEK, the Company did not consult with SEK regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by SEK on the Company’s financial statements, and SEK did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue, except as described in the following paragraph.

Subsequent to its receipt of ParenteBeard’s position on the proper application of ASC 855 and prior to resolution of the disagreement, members of Company management contacted SEK regarding the above described disagreement with ParenteBeard and the proper application of ASC 855. SEK did not conduct any informal or formal review of the applicable facts, did not express any view or written or oral advice with respect to the proper application of ASC 855 to the subject loan.

The Company provided SEK with a copy of the above disclosures and provided SEK the opportunity to furnish the Company with a letter addressed to the Securities and Exchange Commission containing any new information, clarification of the Company’s views, or the respects in which it does not agree with the statements made herein as they relate to SEK. SEK has informed the Company that it concurs with the disclosure herein as it relates to SEK and it does not anticipate furnishing such a letter.

Annual Report and Form 10-K

A copy of the Company’s Annual Report for the year ended December 31, 2011, is being mailed with this proxy statement to all shareholders of the Company. Additionally, the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission, may be obtained without charge by written request to Richard R. Leitzel, Vice President and Chief Financial Officer, First Community Financial Corporation, P.O. Box 96, Mifflintown, Pennsylvania 17059. The Form 10-K is also available on the Securities and Exchange Commission’s website at http://sec.gov.

[ FIRST COMMUNITY FINANCIAL CORPORATION LOGO ]

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Ron Colledge and Barbara M. Zook, or any of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all First Community Financial Corporation common stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 10, 2012, at 10:00 A.M., at the Cedar Grove Brethren in Christ Church located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania, and at any adjournment or postponement of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder of record. Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR Proposals 1 and 2 and in accordance with the recommendations of Company management on such other matters that may properly come before the meeting.

Please mark your votes as indicated in this example — [X]

Proposal 1 —

Election of three directors to Class C to serve for a three (3) year term.

Nominees: Roger Shallenberger, Lowell M. Shearer, and David L. Swartz.

FOR all nominees listed herein	WITHHOLD AUTHORITY
(except as withheld) in space provided	to vote for all nominees listed herein
[ ]	[ ]

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided to the right.)

Proposal 2 —

Ratification of Appointment of Smith Elliott Kearns & Company, LLC as Independent Registered Public Accounting Firm.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 10, 2012. The notice of annual meeting, proxy statement, proxy card and our annual report are available at: http://www.fcfcmiff.com.

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all. If signer is a corporation, please sign full corporate name by duly authorized officer.

(Signature of Shareholder)

(Signature of Shareholder)

Dated:	, 2012